Exhibit 10.1

LINENS ‘N THINGS, INC.

Employment Agreement for Jane Gilmartin

August 9th, 2005

LINENS ‘N THINGS, INC.

Employment Agreement for Jane Gilmartin

 EMPLOYMENT AGREEMENT

AGREEMENT, made and entered into as of the 9th day of August, 2005 by and among Linens ‘n Things, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Jane Gilmartin (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive pursuant to an agreement embodying the terms of such employment (this “Agreement”) and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive (individually a “Party” and together the “Parties”) agree as follows:

1.	Definitions.
(a) “Award” shall have the meaning set forth in Section 11 below.
(b) “Base Salary” shall have the meaning set forth in Section 4 below.
(c) “Board” shall have the meaning set forth in Section 3(a) below.
(d) “Cause” shall have the meaning set forth in Section 10(b) below.
(e) “Change in Control” shall have the meaning set forth in Section 10(c) below.
(f) “Committee” shall have the meaning set forth in Section 4 below.
(g) “Competition” shall have the meaning set forth in Section 13(a) below.
(h) “Confidential Information” shall have the meaning set forth in Section 12(c) below.

(i)	“Constructive Termination Without Cause” shall have the meaning set forth in Section 10(c) below.
(j)	“Effective Date” shall have the meaning set forth in Section 2(a) below.
(k)	“Fair Market Value” shall have the meaning set forth in Section 11(a) below.
(l)	“Forfeiture Event” shall have the meaning set forth in Section 11 below.
(m)	“Original Term of Employment” shall have the meaning set forth in Section 2(a) below.
(n)	“Renewal Term” shall have the meaning set forth in Section 2(a) below.
(o)	“Restriction Period” shall have the meaning set forth in Section 13(b) below.
(p)	“Retirement” shall have the meaning set forth in Section 10(f) below.
(q)	“Target Performance” shall have the meaning set forth in Section 10(a) below.

(r)	“Severance Period” shall have the meaning set forth in Section 10(c)(ii) below, except as provided otherwise in Section 10(e) below.
(s)	“Subsidiary” shall have the meaning set forth in Section 12(d) below.
(t)	“Term of Employment” shall have the meaning set forth in Section 2(a) below.

2.	Term of Employment.

(a)     The term of Executive’s employment under this Agreement shall commence immediately upon the date of this agreement (the “Effective Date”) and end on July 20th, 2009 (the “Original Term of Employment”), unless terminated earlier in accordance herewith. The Original Term of Employment shall be automatically renewed for successive one-year terms (the “Renewal Terms”) so long as (i) Executive delivers a written renewal request to the Company no less than 180 days prior to the expiration of the Original Term of Employment or any Renewal Term and (ii) the Company does not, prior to 150 days before such expiration date, deliver a notification of non-renewal to Executive stating that the Company is electing to terminate this Agreement at the expiration of the then current Term of Employment. “Term of Employment” shall mean the Original Term of Employment and all Renewal Terms.

(b)    In the event that this Agreement is not renewed because the Company has given the 150-day notice prescribed in the preceding paragraph on or before the expiration of the Original Term of Employment or any Renewal Term and, in either case, should such notice result in the expiration of the Term of Employment prior to Executive’s 60th birthday, such non-renewal shall be treated as a “Constructive Termination Without Cause” pursuant to Section 10(c).

(c)     In the event that this Agreement is not renewed because Executive has not given the 180-day notice prescribed in Section 2(a) on or before the expiration of the Original Term of Employment or any Renewal Term, such non-renewal shall be treated as a Termination for Cause for the purposes of Sections 10(b)(iii) but not for purposes of Section 11 and 13(b) and Executive shall have the same entitlements as provided in Section 10(b)(iii) below. For purposes of the “Restriction Period” under Section 13(b), such non-renewal shall be deemed a Voluntary Termination by Executive.

(d)    Notwithstanding anything in this Agreement to the contrary, at least one year prior to the expiration of the Original Term of Employment, upon the written request of the Company or Executive, the Parties shall meet to discuss this Agreement and may agree in writing to modify any of the terms of this Agreement.

3.	Position, Duties and Responsibilities.

(a)     Generally. Executive shall serve as a senior executive of the Company. Executive shall have and perform such duties, responsibilities, and authorities as shall be specified by the Company from time to time and as are customary for a senior executive of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time and as are consistent with such position and status. Executive shall devote substantially all of her business time and attention (except for periods of vacation or absence due to illness), and her best efforts, abilities, experience, and talent to her position and the businesses of the Company.

(b)    Other Activities. Anything herein to the contrary notwithstanding, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs, provided that such activities do not materially interfere with the proper performance of her duties and responsibilities under this Agreement and provided that, if Executive desires to serve as a director of another publicly-held company, she first obtains the consent of the Chairman of the Board of the Company, which consent will not be unreasonably withheld.

(c)     Place of Employment. Executive’s principal place of employment shall be the principal corporate offices of the Company.

4.	Base Salary.

Executive shall be paid an annualized salary (“Base Salary”), payable in accordance with the regular payroll practices of the Company, of not less than $525,000, subject to review for increase at the discretion of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”).

5.      Incentive Awards. Executive shall participate in the Company’s annual incentive compensation plan with a target annual incentive award opportunity of no less than 45% of Base Salary and a maximum annual incentive award opportunity of not less than 90% of Base Salary. Executive also eligible to participate in the Company’s long term incentive compensation program including cash and/or stock grants with or without restrictions on a deferred or current basis with a target award opportunity of not less than 15% of Base Salary, and stock option grants. Incentive awards based upon Company’s financial performance.

6.	Employment Inducement Awards.

(a)     Executive shall be eligible for a guaranteed minimum bonus under the Company’s annual incentive compensation plan, for the fiscal year 2005 only, of $300,000 (less withholding). The bonus contemplated hereunder shall be paid no later than March 31, 2006 and is subject to continued active employment with the Company. The bonus contemplated hereunder is a part of, and not in addition to, any bonus earned pursuant to Section 5 hereof. Executive must be actively employed March 31, 2006 to receive this bonus.

(b)    Upon the commencement of employment, Executive was granted 100,000 options to purchase shares of Company common stock. The options have an exercise price of $25.84 per share and vest in one-third increments if and at such time the Company’s stock price reaches predetermined performance hurdles, and otherwise will vest six years and eleven months from the grant date, subject to continued employment with the Company, and expire seven years from the grant date. Under no circumstances do these options vest earlier than December 31, 2005. Executive was also granted 50,000 options to purchase shares of Company common stock as of the date of her commencement of employment. These options have an exercise price of $25.34 per share and vest in one third increments on March 1, 2006, March 1, 2007 and March 1, 2008, subject to continued employment with the Company, and expire seven years from the grant date.

(c)     Executive is also being awarded 61,000 shares of restricted stock units, which will vest according to the following schedule 1) 30,000 shares of which 7,500 shares vests 11/1/2005, 7,500 shares vest 11/1/2006, and 15,000 shares vest 11/1/2007; and 2) 31,000 shares of which 7,750 vest 3/1/2007, 7,750 shares vest 3/1/2008 and 15,500 shares vest 3/1/2009, subject to continued employment with the Company.

(d)    Upon the commencement of employment, Executive is entitled to receive a one-time signing bonus of $100,000, subject to forfeiture in the event of a voluntary termination of Executive’s employment within 24 months of her commencement of employment.

(e)     LNT will reimburse you for the net out-of-pocket value of any part of the signing bonus given by your prior employer to the extent you are required to repay such amount, LNT’s obligation not to exceed $125,000.00.

(f)     LNT will reimburse you for your car lease payoff and net out-of-pocket value of any part of the relocation allowance given by your prior employer to the extent you are required to repay such amount, LNT’s obligation not to exceed $18,200.00

(g)    During Company’s annual equity award process scheduled to occur November 2005, you will be eligible to receive up to 25,000 additional shares of stock options.

7.	Employee Benefit Programs.

(a)     General Benefits. During the Term of Employment, beginning the first day of the month following 90 days of employment, Executive shall be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability, travel accident and life insurance plans. The Company will reimburse Executive for the cost of continuing Executive’s existing medical insurance under COBRA during that 90 day period.

(b)    Linens ‘n Things, Inc. 401(k) Plan.     Executive shall be eligible for the Linens ‘n Things, Inc. 401(k) Plan upon completion of 11 months of employment.

(c)    Deferral of Compensation.    The Company shall implement deferral arrangements, reasonably acceptable to Executive and the Company and to the extent then permitted by applicable law, permitting Executive to elect to defer receipt, pursuant to written deferral election terms and forms (the “Deferral Election Forms”), of all or a specified portion of (i) her annual Base Salary and annual incentive compensation under Sections 4 and 5, (ii) deferred or restricted stock grants, and (iii) shares acquired upon exercise of stock options to purchase Company common stock that are acquired in an exercise in which Executive pays the exercise price by the surrender of previously acquired shares, to the extent of the net additional shares otherwise issuable to Executive in such exercise; provided, however, that such deferrals shall not reduce Executive’s total cash compensation in any calendar year below the sum of (A) the FICA maximum taxable wage base plus (B) the amount needed, on an after-tax basis, to enable Executive to pay the 1.45% Medicare tax imposed on her wages in excess of such FICA maximum taxable wage base.

In accordance with such duly executed Deferral Election Forms, the Company shall credit to a bookkeeping account (the “Deferred Compensation Account”) maintained for Executive on the respective payment date or dates, amounts equal to the compensation subject to deferral, such credits to be denominated in cash if the compensation would have been paid in cash but for the deferral or in shares if the compensation would have been paid in shares but for the deferral. An amount of cash equal in value to all cash-denominated amounts credited to Executive’s account and a number of shares of Company common stock equal to the number of shares credited to Executive’s account pursuant to this Section 7(b) shall be transferred as soon as practicable following such crediting by the Company to, and shall be held and, if cash, invested by, an independent trustee selected by the Company and reasonably acceptable to Executive (a “Trustee”) pursuant to a “rabbi trust” established by the Company in connection with such deferral arrangement and as to which, if cash, the Trustee shall make investments based on Executive’s investment objectives (including possible investment in publicly traded stocks and bonds, mutual funds, and insurance vehicles). Thereafter, Executive’s deferral accounts will be valued by reference to the value of the assets of the “rabbi trust”. The Company shall pay all costs of administration or maintenance of the deferral arrangement, without deduction or reimbursement from the assets of the “rabbi trust.”

Except as otherwise provided under Section 10 or by applicable law, in the event of Executive’s termination of employment with the Company or as otherwise determined by the Committee in the event of Executive’s hardship, upon such date(s) or event(s) set forth in the Deferral Election Forms (including forms filed after deferral but before settlement in which Executive may elect to further defer settlement), the Company shall promptly distribute to Executive any shares of Company common stock credited to Executive’s deferred accounts and pay to Executive cash equal to the value of any other assets then credited to Executive’s deferral accounts, less applicable withholding taxes, and such distribution shall be deemed to fully settle such accounts; provided, however, that the Company may instead settle such accounts by directing the Trustee to distribute such other assets of the “rabbi trust.” The Company and Executive agree that compensation deferred pursuant to this Section 7(b) shall be fully vested and nonforfeitable (subject to Section 11); however, Executive acknowledges that her rights to the deferred compensation provided for in this Section 7(b) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more beneficiaries to receive any payment of such amounts in the event of her death.

8.	Disability.

(a)     During the Term of Employment, as well as during the Severance Period, Executive shall be entitled to disability coverage as described in this Section 8(a). In the event Executive becomes disabled, as that term is defined under the Company’s Long-Term Disability Plan, Executive shall be entitled to receive disability payments in accordance with and pursuant to the Company’s Long-Term Disability Plan or otherwise, beginning as of the commencement date of her eligibility for the Company’s long-term disability benefits (“Commencement Date”) in place of her salary and annual incentive compensation and on a participation basis equivalent to that of the other senior executives of the Company, for a period beginning on the Commencement Date and ending with the earlier to occur of (A) Executive’s attainment of age 65 or (B) Executive’s commencement of retirement benefits from the Company in accordance with Section 10(f) below. If (i) Executive ceases to be disabled during the Term of Employment (as determined in accordance with the terms of the Long-Term Disability Plan), (ii) her position is then vacant and (iii) the Company requests in writing that she resume her position, she may elect to resume such position by written notice to the Company within 15 days after the Company delivers its request. If resumes such position, she shall thereafter be entitled to her Base Salary at the annual rate in effect on the Commencement Date and, for the year she resumes her position, a pro rata annual incentive award. If she ceases to be disabled during the Term of Employment and does not resume her position in accordance with the preceding sentence, she shall be treated as if she voluntarily terminated employment pursuant to Section 10(d) as of the date Executive ceases to be disabled. If Executive is not offered her position after she ceases to be disabled during the Term of Employment, she shall be treated as if her employment was terminated Without Cause pursuant to Section 10(c) as of the date Executive ceases to be disabled.

(b)    Executive shall be entitled to a pro rata annual incentive award then in effect for Executive for the year in which the Commencement Date occurs based on 45% of Base Salary paid to her during such year prior to the Commencement Date, payable in a lump sum not later than 15 days after the Commencement Date. Executive shall not be entitled to any annual incentive award with respect to the period following the Commencement Date. If Executive recommences her position in accordance with Section 8(a), she shall be entitled to a pro rata annual incentive award for the year she resumes such position and shall thereafter be entitled to annual incentive awards in accordance with Section 5 hereof.

(c)     During the period Executive is receiving disability benefits pursuant to Section 8(a) above, she shall continue to be treated as an employee for purposes of all employee benefits and entitlements in which she was participating on the Commencement Date, including without limitation, the benefits and entitlements referred to in Section 6 and Section 7 above, except that Executive shall not be entitled to receive any annual salary increases following the Commencement Date.

9.	Reimbursement of Business and Other Expenses.

Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, and the Company shall promptly reimburse her for all such business expenses incurred in connection therewith, subject to documentation in accordance with the Company’s policy.

10.	Termination of Employment.

(a) Termination Due to Death. In the event Executive’s employment with the Company is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

(i)	Base Salary through the date of death, which shall be paid in a single lump sum not later than 15 days following Executive’s death;
(ii)

pro rata annual incentive award for the year in which Executive’s death occurs assuming that Executive would have received an award equal to 45% of Base Salary for such year, which shall be payable in a lump sum promptly (but in no event later than 15 days) after her death;

(iii)	elimination of all restrictions on any restricted stock or deferred stock awards outstanding at the time of her death;
(iv)

immediate vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following death (or such longer period as may be provided in stock options granted to other similarly situated executive officers of the Company) or for the remainder of the exercise period, if less;

(v)	the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s death;
(vi)	settlement of all deferred compensation arrangements in accordance with Executive’s duly executed Deferral Election Forms and the plan documents; and
(vii)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.
(b)	Termination by the Company for Cause.
	(i)	“Cause” shall mean:
		(A)	Executive’s material breach of Sections 12, 13 or 14 of this Agreement;
		(B)	Executive is convicted of a felony involving moral turpitude; or

(C)

Executive engages in conduct that constitutes gross neglect or gross misconduct in carrying out her duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

(ii)

A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with.  Executive shall be given written notice by the Company of its intention to terminate her for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to her in which to cure such conduct, to the extent such cure is possible. If she fails to cure such conduct, Executive shall then be entitled to a hearing before the Committee of the Board at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided she requests such hearing within 10 days of the written notice from the Company of the intention to terminate her for Cause.  If, within five days following such hearing, Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, she shall thereupon be terminated for Cause.

(iii)	In the event the Company terminates Executive’s employment for Cause, she shall be entitled to and her sole remedies under this Agreement shall be:
	(A)	Base Salary through the date of the termination of her employment for Cause, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;
	(B)	any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;
	(C)	settlement of all deferred compensation arrangements in accordance with Executive’s duly executed Deferral Election Forms; and
	(D)	other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c)     Termination Without Cause or Constructive Termination Without Cause Prior to a Change in Control. In the event Executive’s employment with the Company is terminated without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined below), in either case prior to a Change in Control (as defined below), Executive shall be entitled to and her sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;
(ii)

Severance (base salary and 45% bonus) period will be a declining period from 36 months to 18 months as follows: 36 month severance period will decrease by one month for each month of LNT employment, until 18 months severance period is reached at which point severance period will be fixed at 18 months.

(iii)

the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(vi)

settlement of all deferred compensation arrangements in accordance with Executive’s duly executed Deferral Election Forms and the plan documents (unless Executive has previously and appropriately elected not to have such settlement upon such a termination);

(vii)	continued participation in all medical, health and life insurance plans at the same benefit level at which she was participating on the date of the termination of her employment until the earlier of:
(A)	18 months; or
(B)

the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing her participation in any employee benefit plan or program as provided in this clause (vii) of this Section 10(c), she shall receive cash payments equal on an after-tax basis to the cost to her of obtaining the benefits provided under the plan or program in which she is unable to participate for the period specified in this clause (vii) of this Section 10(c), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit her self on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

(viii)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

A termination without “Cause” shall mean Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 10(b)) or due to death.

“Constructive Termination Without Cause” shall mean a termination of Executive’s employment at her initiative as provided in this Section 10(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(A)	an assignment of any duties to Executive which are inconsistent with her status as a senior executive of the Company which is not cured following 30 days written notice;
(B)	a decrease in annual Base Salary or in target annual incentive award opportunity below 45% of Base Salary;
(C)

any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement that is not cured within 30 days following written notice; or

(D)	any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company’s obligations under this Agreement.

In addition, following a Change in Control, “Constructive Termination Without Cause” shall also mean a termination of Executive’s employment at her initiative as provided in this Section 10(c) following the occurrence, without Executive’s written consent, of a relocation of her principal place of employment outside a 35-mile radius of her principal place of employment as in effect immediately prior to such Change in Control.

A “Change in Control” shall be deemed to have occurred if:

(i)

any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 30% or more of the combined voting power of the Company’s or such subsidiary’s then outstanding securities;

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, cease for any reason to constitute at least a majority of the Board;

(iii)

the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(iv)

the consummation of the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition); or

(v)	any other event occurs which the Board reasonably and in good faith determines would materially alter the structure of the Company or its ownership.

For purposes of this definition:

(A)	The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).
(B)	The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(C)

The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 14(d) thereof.

(d)    Voluntary Termination. In the event of a termination of employment by Executive on her own initiative after delivery of 10 business days advance written notice, other than a termination due to death, a Constructive Termination Without Cause, or a Retirement pursuant to Section 10(f) below, Executive shall have the same entitlements as provided in Section 10(b)(iii) above for a termination for Cause, provided that at the

Company’s election (the “Company Option”), furnished in writing to Executive within 15 days following such notice of termination, the Company shall in addition pay Executive 145% of her Base Salary for a period of 12 months following such termination in exchange for Executive not engaging in Competition with the Company or any Subsidiary as set forth in Section 13(a) below. Notwithstanding any implication to the contrary, Executive shall not have the right to terminate her employment with the Company during the Term of Employment except in the event of a Constructive Termination Without Cause or Retirement, and any voluntary termination of employment during the Term of Employment in violation of this Agreement shall be considered a material breach; provided however, if the Company elects to pay Executive 145% of her Base Salary in accordance with this Section 10(d), the Company shall waive any and all claims it may have against Executive for any breach of this Agreement relating to her voluntary termination of employment unless Executive is found by a court of competent jurisdiction not to be in compliance with Section 13(a) below; provided further, however, that notwithstanding anything contained in the foregoing to the contrary, it is not the intention of the Company to waive any claims it may have against any third parties relating to a voluntary termination by Executive in violation of this Agreement.

(e)     Termination Without Cause, Constructive Termination Without Cause within 18 months following a Change in Control. In the event Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death, or in the event there is a Constructive Termination Without Cause (as defined above), in either case within eighteen months following a Change in Control (as defined above), Executive shall be entitled to and her sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;
(ii)

an amount equal to 2 times Executive’s Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

(iii)

pro rata annual incentive award for the year in which termination occurs assuming that Executive would have received an award equal to 45% of Base Salary (determined in accordance with Section 10(e)(ii) above) for such year, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

(iv)

an amount equal to 45% of such Base Salary (determined in accordance with Section 10(e)(ii) above) multiplied by two, payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

(v)	elimination of all restrictions on any restricted stock or deferred stock awards outstanding at the time of termination of employment;
(vi)	immediate vesting of all outstanding stock options and the right to exercise vested stock options for the remainder of the exercise period;
(vii)

the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(vii)

settlement of all deferred compensation arrangements in accordance with Executive’s duly executed Deferral Election Forms and the plan documents (unless Executive has previously and appropriately elected not to have such settlement upon such a termination);

(ix)

continued participation in all medical, health and life insurance plans at the same benefit and participation level at which she was participating on the date of the termination of her employment until the earlier of:

(A)	the end of the Severance Period; or
(B)

the date, or dates, she receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); provided that (1) if Executive is precluded from continuing her participation in any employee benefit plan or program as provided in this clause (vii) of this Section 10(e), she shall receive cash payments equal on an after-tax basis to the cost to her of obtaining the benefits provided under the plan or program in which she is unable to participate for the period specified in this clause (vii) of this Section 10(e), (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit her self on an individual basis, and (3) payment of such amounts shall be made quarterly in advance;

(x)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(f)     Retirement. Upon Executive’s Retirement (as defined below), Executive shall be entitled to and her sole remedies under this Agreement shall be:

(i)	Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;
(ii)

pro rata annual incentive award for the year in which termination occurs, based on performance valuation at the end of such year and payable in a cash lump sum promptly (but in no event later than 15 days) thereafter;

(iii)	continued vesting (as if Executive remained employed by the Company) of any restricted stock or deferred stock awards outstanding at the time of her termination of employment;
(iv)	continued vesting (as if Executive remained employed by the Company) of all outstanding stock options and the right to exercise such stock options for the remainder of the exercise period;
(v)

the balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

(vi)

settlement of all deferred compensation arrangements in accordance with Executive’s duly executed Deferral Election Forms and the plan documents (unless Executive has previously and appropriately elected not to have such settlement at such time);

(vii)	other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, “Retirement” shall mean Executive’s voluntary termination of employment with the Company after attaining age 55 and 15 years of service with the Company.

(g)    Notwithstanding anything else herein to the contrary in Sections 7, 10 or otherwise, distributions attributable to any deferred compensation arrangements to be made to Executive may be delayed for up to 12 months in order to avoid adverse tax implications to Executive, the Company or other similarly situated employees under Section 4009A of the Internal Revenue Code of 1986 (the “Code”).

(h)	No Mitigation; Offset.

a.       In the event of any termination of employment, executive shall be under no obligation to seek other employment.

b.      In the event of any termination of employment, amounts due Executive under this Agreement attributable to base salary, shall be offset by any base salary remuneration paid to Executive in any subsequent employment Executive may obtain.

(i)     Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(j) No Further Liability; Release. In the event of Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 10 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment and performance under this Section 10, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment.  The Company shall have the right to condition the payment of any severance or other amounts pursuant to this Section 10 upon the delivery by Executive to the Company of a release in the form satisfactory to the Company releasing any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of this Agreement.

11.	Forfeiture Provisions.

(a)     Forfeiture of Stock Options and Other Awards and Gains Realized Upon Prior Option Exercises or Award Settlements. Unless otherwise determined by the Committee, upon a termination of Executive’s employment for Cause, Executive’s engaging in “Competition” (as defined in Section 13(a)) with the Company or any Subsidiary after a voluntary termination of employment pursuant to Section 10(d), or Executive’s violation of any of the other restrictive covenants contained in Section 12, 13 or 14 (each a “Forfeiture Event”) during the Term of Employment and for 24 months thereafter, all of the following forfeitures will result:

(i)     The unexercised portion of any stock option, whether or not vested, and any other Award not then settled (except for an Award that has not been settled solely due to an elective deferral by Executive and otherwise is not forfeitable in the event of any termination of Executive’s service) will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)    Executive will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, the total amount of Award Gain (as defined herein) realized by Executive upon each exercise of a stock option or settlement of an Award (regardless of any elective deferral) that occurred (A) during the period commencing with the date that is 24 months prior to the occurrence of the Forfeiture Event and the date 24 months after the Forfeiture Event, if the Forfeiture Event occurred while Executive was employed by the Company or a Subsidiary or affiliate, or (B) during the period commencing 24 months prior to the date Executive’s employment by the Company terminated and ending 12 months (or, in the event that the Forfeiture Event is a breach of Section 14, 24 months) after the date of such termination, if the Forfeiture Event occurred after Executive ceased to be so employed. For purposes of this Section, the term “Award Gain” shall mean (i), in respect of a given stock option exercise, the product of (X) the Fair Market Value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii) with respect to any other settlement of an Award granted to Executive, the

Fair Market Value of the cash or stock paid or payable or distributed to Executive (regardless of any elective deferral) less any cash or the Fair Market Value of any stock or property (other than an Award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by Executive to the Company as a condition of or in connection with such settlement.

For purposes of this Agreement “Fair Market Value” shall mean as of any given date, the average high/low price per share of the Company’s common stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which the common stock of the Company is traded on the date as of which such value is being determined, or, if there is no sale on that day, then on the last previous day on which a sale was reported; and “Award” shall mean any cash award, stock option, stock appreciation right, restricted stock, deferred stock (such as a restricted stock unit), bonus stock, dividend equivalent, or other stock-based or performance-based award or similar award, together with any related right or interest, granted to or held by Executive (but excluding any annual cash incentive award which is payable on an annual basis and is determined based entirely on a one-year (or less) performance measurement period).

(b)    Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section, but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Awards, by inclusion of appropriate provisions in the document evidencing or governing any such Award.

12.    Confidentiality: Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a)     During the Term of Employment and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of her duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires her to divulge, disclose or make accessible such information. In the event that Executive is so ordered, she shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b)    During the Term of Employment and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of her rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by her to members of her immediate family, her tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)     “Confidential Information” shall mean (i) all information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, (ii) all documents marked “Confidential,” and (iii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of her career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d)    “Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e)     Executive agrees to cooperate with the Company, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason), by making herself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with her then current professional activities. The Company agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with her provision of testimony or assistance.

(f)     Executive agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) she will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term of Employment and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or her business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

(g)    Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied an any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining her personal phone directories and rolodexes.

13.	Non-competition.

(a)     During the Restriction Period (as defined in Section 13(b) below), Executive shall not engage in Competition with the Company or any Subsidiary. “Competition” shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A “Competitor” shall mean (i) Bed Bath & Beyond, Ross Stores, Inc., The TJX Companies or Federated Department Stores (and any successor or successors thereto); (ii) any home textiles or housewares store, specialty store or other retailer if $50 million or more of its annual gross sales revenues (in either case, based on the most recent quarterly or annual financial statements available) are derived from the sale of home textiles, housewares or other goods or merchandise of the types sold in the Company’s (or any Subsidiary’s) stores; (iii) any corporation or other entity whether independent or owned, funded or controlled by any other entity, engaged or organized for the purpose of engaging, in whole or in part, in the sale of home textiles, housewares or other goods or merchandise of the types sold in the Company’s (or any Subsidiary’s) stores; (iv) any business that provides buying office services to any business or group of businesses referred to above, or (v) any business (in the U.S. or any country in which the Company or any Subsidiary operates a store or stores) which is in material competition with the Company or any Subsidiary or division thereof and in which Executive’s “officer” functions would be substantially similar to Executive’s functions with the Company.

(b)    For the purposes of this Section 13, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i)

in the case of a termination of Executive’s employment without Cause or a Constructive Termination Without Cause, the Restriction Period shall terminate immediately upon Executive’s termination of employment;

(ii)	in the case of a termination of Executive’s employment for Cause, 24 months from the date of such termination;
(iii)

in the case of a voluntary termination of Executive’s employment pursuant to Section 10(d) (or a failure by Executive to provide notice of renewal of the Term of Employment under Section 2) followed by the Company’s election to exercise the Company Option and to pay Executive (and subject to the payment of) the amount provided in Section 10(d) above, the first anniversary of such termination;

(iv)

in the case of a voluntary termination of Executive’s employment pursuant to Section 10(d) (or a failure by Executive to provide notice of renewal of the Term of Employment under Section 2) which is not followed by the Company’s election to exercise the Company Option and to pay Executive the amount provided in Section 10(d) above, the date of such termination; or

(v)	in the case of a Retirement pursuant to Section 10(f) above, the remainder of the Term of Employment.
14.	Non-solicitation of Employees.

During the period beginning with the Effective Date and ending 24 months following the termination or other cessation of Executive’s employment for any reason, Executive shall not induce employees of the Company or any Subsidiary to terminate their employment; provided, however, that the foregoing shall not be construed to prevent Executive from engaging in generic nontargeted advertising for employees generally.   During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 180 days of such hiring.

15.	Remedies.

In addition to whatever other rights and remedies the Company may have at equity or in law, if Executive breaches any of the provisions contained in Sections 12, 13 or 14 above, the Company (a) shall have its rights under Section 11 of this Agreement, (b) shall have the right to immediately terminate all payments and benefits due under this Agreement and (c) shall have the right to seek injunctive relief (without posting bond or other security and without the need to prove damages). Executive acknowledges that such a breach of Sections 12, 13 or 14 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 12, 13 or 14 has occurred.

16.	Resolution of Disputes.

Any controversy, claim or defense arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning or defending the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 15, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association, except that disputes arising under or in connection with Sections 12, 13 and 14 above shall be submitted to the federal or state courts in the State of New Jersey. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts and benefits due Executive under this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 16 shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that in the event the arbitrator(s) determine(s) that any of Executive’s litigation assertions or defenses are determined to be in bad faith or frivolous, no such reimbursements related to such assertions or defenses shall be due Executive, and any such expenses already paid to Executive shall be immediately returned by Executive to the Company.

17.	Indemnification.

(a) Company Indemnity. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer or employee of the Company or any Subsidiary or is or was serving at the request of the Company or any Subsidiary as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company’s Board or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if she has ceased to be a director, member, officer, employee or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.        The Company shall advance to Executive all reasonable costs and expenses to be incurred by her in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses. The provisions of this Section 17(a) shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to her, and it shall be in addition to any rights of indemnification to which she may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 17(a) above that indemnification of Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company agrees to continue and maintain a directors and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

18.	Excise Tax Gross-Up.

If Executive becomes entitled to one or more payments (with a “payment” including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 18, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)

The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(ii)

The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

(iii)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.

19.	Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs including the Company’s 401(k) benefit plan.

20.	Assignability: Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this

Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 26 below.

21.	Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

22.	Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

23.	Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.     Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

24.	Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

25.	Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

26.	Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

27.	Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New Jersey without reference to principles of conflict of laws. Subject to Section 16, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New Jersey or (ii) any of the courts of the State of New Jersey. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or she may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

28.	Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	Linens ‘n Things, Inc. 6 Brighton Road Clifton, New Jersey 07015-5108 Attention: Senior Vice President, Human Resources, Administration and Corporate Secretary

If to Executive:	Ms. Jane Gilmartin c/o Linens ‘n Things, Inc. 6 Brighton Road Clifton, New Jersey 07015-5108

29.	Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

30.	Executive Representations and Warranties.

The Executive represents and warrants that (i) the information (written or oral) provided by certification or other similar documentation by the Executive to the company in connection with obtaining employment with the Company or in connection with the Executive’s former employment(s), work history, circumstances of leaving former employment(s) and educational background, is true, (ii) she has the legal capacity to execute and perform this Agreement (iii) this Agreement is a valid and binding obligation of the Executive enforceable against her in accordance with its terms, (iv) the Executive’s service hereunder will not conflict with, or result in a breach of, any agreement, understanding, order, judgment or other obligation to which the Executive is presented a party or by which she may be bound, and (v) the Executive is not subject to, or bound by, any covenant against competition, confidentiality obligation or any other agreement, order judgment or other obligation which would conflict with, restrict or limit the performance of the services to be provided by her hereunder.

31.	Counterparts.

This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LINENS 'N THINGS, INC.

By:	/s/ Brian D. Silva

Name:	Brian D. Silva
Title:	Senior Vice President,
Human Resources, Administration and
Corporate Secretary

EXECUTIVE

/s/ Jane Gilmartin

Jane Gilmartin